901 Lakeshare Drive, • Lake Charles, LA 70601 Phone 337.436.9000 www.usunwired.com

Contact: US Unwired Ed Moise, Investor Relations (337) 310-3500 ir@usunwired.com	Exhibit 99.1

US UNWIRED INC. ANNOUNCES CLOSING OF SENIOR SECURED NOTES OFFERING

Lake Charles, LA (June 16, 2004)—US Unwired Inc. (OTC Bulletin Board:UNWR) stated today that it closed its previously announced offering of $360 million of senior secured notes, consisting of $125 million aggregate principal amount of first priority senior secured floating rate notes due 2010 (“2010 Notes”) and $235 million aggregate principal amount of 10% second priority senior secured notes due 2012 (“2012 Notes”). In addition, US Unwired announced that it paid in full and terminated its existing senior secured credit facility and purchased $235.8 million face amount of its outstanding 13 3/8% Senior Subordinated Discount Notes due 2009.

“We are extremely pleased with our recent financing activities. In patiently waiting for market dynamics to converge with our improving operating results, we solidified our balance sheet and improved our overall financial flexibility,” said Robert Piper, US Unwired’s Chief Executive Officer.

“In particular, we accomplished three critical objectives: First, and most importantly, we de-levered while minimizing shareholder dilution. Through a series of strategic debt-for-equity exchanges, we eliminated $75 million face amount of senior subordinated discount notes. Second, we lowered our overall cost of debt. Our new capital structure optimizes the collateral in our balance sheet for debt holders, reducing our all-in interest rate by approximately 300 basis points. Finally, we positioned the company’s balance sheet for further improvement. We transformed high investor demand for our new securities into $75 million cash that will allow us to call our high-cost bonds beginning in November 2004.”

The following table sets forth US Unwired’s cash and capitalization as of March 31, 2004 on: (i) an actual basis for US Unwired, excluding the operations of IWO and (ii) an as adjusted basis to give effect to the previously announced 3(a)(9) exchanges and the completion of the above described note offerings:

	As of March 13, 2004
	Actual	As Adjusted
	(millions)
Cash	$108.1	$140.3

Senior Bank Credit Facility	62.4	—
Other Loans	3.7	—
Capital Leases	6.7	6.7
13 3/8% Senior Subordinated Discount Notes	371.1	82.7
2010 Notes (LIBOR +4.25%)	—	125.0
2012 Notes (10%)	—	233.4

Total Debt	$443.9	$447.8

Shares Outstanding	128.9	163.4

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 67 markets, currently serving over 650,000 PCS customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. For more information on US Unwired and its products and services, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol “UNWR”.

This press release may contain forward-looking statements. Forward-looking statements are statements about current and future business strategy, operations, capabilities, construction plan, construction schedule, financial projections, plans and objectives of management, expected actions of third parties and other matters. Forward-looking statements often include words like believes, belief, expects, plans,

US Unwired Announces Closing of Senior Secured Notes Offering

June 16, 2004

anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such factors include: the competitiveness of and the financial impact of Sprint wireless pricing plans, products and services; the ability of Sprint to provide back office, customer care and other services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; the ability to successfully complete the build-out of the IWO Holdings’ network; the potential need for additional capital; future losses; the significant level of indebtedness of the companies; and volatility of US Unwired’s stock price. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this press release, please refer to Items 1, 7 and 7A of US Unwired’s Form 10-K for the period ended December 31, 2003, and Item 2 of US Unwired’s Form 10-Q for the period ended March 31, 2004, as filed with the Securities and Exchange Commission.

US Unwired does not undertake to update or revise any forward-looking statement contained herein.

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